EXHIBIT 5 AND 23.2
OPINION OF DAVIS POLK & WARDWELL
November 14, 2007
Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302
Ladies and Gentlemen:
     Countrywide Financial Corporation, a Delaware corporation (the “Company”) and Countrywide Home Loans, Inc., a New York corporation (“CHL”), are filing with the Securities and Exchange Commission certain Registration Statements on Form S-3 (the “Registration Statements”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) the resale of (i) Series A Floating Rate Convertible Senior Debentures Due 2037 (the “Series A Debentures”) and Series B Floating Rate Convertible Senior Debentures Due 2037 (the “Series B Debentures” and together with the Series A Debentures, the “Debentures”), each issued by the Company (ii) the Guarantees of CHL of the Debentures (the “Guarantees”) and (iii) shares of Common Stock, par value $0.05 per share of the Company issued upon conversion of the Debentures (the “Common Stock” and, together with the Debentures and the Guarantees, the “Securities”). The Debentures and the Guarantees have been issued under an Indenture dated as of May 22, 2007 among the Company, CHL and The Bank of New York, as trustee (the “Indenture”).
     We have acted as special counsel to the Company for the limited purpose of providing this opinion. We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion:
     1. The Debentures and the Guarantees are the valid and binding obligations of the Company and the Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued; provided that (x) we express no opinion as to the enforceability of any waiver of rights under any usury or stay law, (y) we express no opinion as to applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto and (z) we express no opinion as to the validity, legally binding effect or enforceability of Section 10.01(c) of the Indenture or any related provision in the Securities that require or relate to adjustments to the conversion rate of the Securities at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.
     2. The Common Stock issued upon conversion of the Debentures, if any, will be validly issued, fully paid and non-assessable.
     3. Although the discussion in the Prospectus that is a part of the Registration Statement under the caption “Material U.S. Federal Tax Considerations” does not purport to discuss all possible United States federal tax consequences of purchase, ownership and disposition of the Securities, such discussion (other than any discussion of the Company’s beliefs or expectations), insofar as it constitutes a summary of matters of law or legal conclusions, and based on the assumptions and subject to the qualifications and limitations set forth therein, constitutes an accurate summary of the matters discussed therein in all material respects.
     In rendering the foregoing opinions, we have assumed that each party to each of the Indenture and the Securities (the “Documents”) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. In addition, we have assumed that the execution, delivery and performance by each party thereto of each Document to which it is a party, (1) are within its corporate powers, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ DAVIS POLK & WARDWELL